INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Abatix Environmental Corp.:

We consent to incorporation by reference in the registration statements (No. 33-63265) on Form S-8 of Abatix Environmental Corp. of our report dated February 20, 1998, relating to the consolidated balance sheets of Abatix Environmental Corp. and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, and the related schedule, which report appears in the December 31, 1997, annual report on Form 10-K of Abatix Environmental Corp.


                              KPMG Peat Marwick LLP
Dallas, Texas
March 25, 1998